Exhibit 99.1





[Barrick Logo]          [Homestake Logo]               Press Release.


FOR IMMEDIATE RELEASE
All amounts in United States dollars

BARRICK AND HOMESTAKE ANNOUNCE MERGER PLAN US$2.3 BILLION SHARE EXCHANGE TO CREATE INDUSTRY LEADER

TORONTO, JUNE 25, 2001 . . . Barrick Gold Corporation and Homestake Mining Company today announced plans to merge, creating a new leader in the gold industry - both in quality and scale. The combined company is expected to have a market capitalization of US$9 billion, double that of the nearest competitor. It will be the second largest gold producer with the lowest cash costs of any major producer and have approximately US$900 million in cash. The merged company's earnings and cash flow are expected to be the highest in the industry.
     "This strategic merger combines the operational, financial and human resources of two great companies to create the preeminent global gold mining company," said Randall Oliphant, President and Chief Executive Officer of Barrick. "We are establishing a platform to build on, with strengths that better position us to generate profitable growth."
     "We are teaming up with the financially strongest partner," said Jack Thompson, Chairman and Chief Executive Officer of Homestake. "This merger is the next natural step in a process that has seen Homestake transform itself from a high-cost, U.S. asset-based company, to a low-cost, global producer over the last decade."

PREMIUM OFFERED
     Under the merger agreement, Barrick is offering to exchange 0.53 of a Barrick share for each of Homestake's 263.3 million outstanding shares, which represents a value of US$8.71 for each Homestake share. This is a premium of 31

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Barrick Gold Corporation                                           Page 2 of 4

per cent based on the June 22, 2001 closing price of US$6.65 for Homestake shares on the New York Stock Exchange and a premium of 27 per cent based on the US$6.87 average closing price of Homestake's shares over the last 10 trading days. Following the merger, holders of exchangeable shares of Homestake Canada will be entitled to exchange their shares into Barrick common shares based on the same ratio.
     The Boards of Directors of both companies have unanimously approved the transaction. Barrick has signed commitment agreements with certain shareholders and directors of Homestake, who hold approximately 12% of Homestake's outstanding shares and have agreed to vote in favor of the merger.
     The transaction is intended to be tax-free for U.S. income tax purposes and is subject to regulatory and Homestake shareholder approvals. No approval by Barrick shareholders is required. The transaction is planned to be treated as a pooling of interests under U.S. Generally Accepted Accounting Principles
(GAAP) and is expected to close in the fourth quarter of 2001.
     Since the transaction will further increase Barrick's United States shareholder base, and in order to bring the company in line with its peer group, Barrick will adopt U.S. GAAP as its primary basis of communicating financial results upon completion of the merger.

COMPLEMENTARY ASSETS
     "Homestake's high-quality, low-cost assets are very complementary to Barrick's. Our production profile is enhanced by Homestake's annual production of approximately 2 million ounces at similar low costs," said Randall Oliphant. "In addition to becoming the largest producer in Canada and the United States, we will be the second-largest producer in Australia."
     "This transaction opens a new chapter in Homestake's 125-year history," said Jack Thompson, who becomes a member of the Board of Directors of the merged company. "Our great legacy will be carried on in a combined company that will reinforce Homestake's long-held tradition of operating excellence, technical innovation and financial strength."

LEADER IN QUALITY AND SCALE
     In terms of financial strength, the merged company is expected to have:

     o    Industry-high earnings and cash flows; backed by


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Barrick Gold Corporation                                           Page 3 of 4

     o    The industry's only A-rated balance sheet; and

     o A Premium Gold Sales Program that offers protection during periods of low gold prices, while maintaining complete flexibility to participate in higher prices.
               With the inclusion of Homestake's 2-million-ounce hedge position, the merged entity will have a combined gold forward sale position totaling 18 million ounces, at an average annual minimum price of US$345 per ounce. This is roughly three years of production and 22 per cent of reserves, providing floor price protection on approximately two-thirds of production through 2003 and a declining portion thereafter. The combined position provides a comfortable level of gold price protection for the merged entity, and is in line with the historic parameters of Barrick's program.
          Based on 2000 pro forma results, the combined company had:
     o Production totaling 6 million ounces of gold at cash costs of US$156 per ounce, the lowest of any major gold producer; with a
     o Reserve base of 79 million ounces, among the least sensitive to lower gold prices in the industry.

FINANCIALLY ACCRETIVE
     The merger is expected to create annual cost-saving synergies of approximately US$55 million (after-tax) beginning in 2002. The majority of these savings will be realized in the tax, exploration and administrative areas. "With the operating and financial synergies for shareholders, this transaction is expected to be financially accretive for both Barrick and Homestake," said Randall Oliphant. A joint integration team has been formed to maximize synergies and to ensure efficient integration of the newly merged company.

LEADING PRODUCER IN LOW-RISK LOCATIONS
     The merger creates a company with low geo-political risk, with 54% of its reserves in North America and Australia, 33% in South America, and 13% in Tanzania.
     Based in Toronto, the merged company's major properties will include:
Barrick's Goldstrike Property in Nevada, Pierina Mine in Peru and Bulyanhulu Mine in Tanzania, and Homestake's Eskay Creek and Hemlo Mines in Canada and Kalgoorlie Mine and Yilgarn Operations in Australia.


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Barrick Gold Corporation                                           Page 4 of 4

     The combined company will also have an attractive pipeline of projects that provide excellent leverage to a rising gold price. These include a combined resource of 35 million ounces at Barrick's Pascua-Lama Project on the Chile/Argentina border and the adjacent Veladero District, owned 60 per cent by Homestake and 40 per cent by Barrick before the merger.
     Homestake produced 2.2 million ounces of gold at a cash cost of US$174 an ounce in 2000. At year-end 2000, the company had gold reserves of 20.8 million ounces.
     Barrick produced 3.7 million ounces of gold in 2000 at a cash cost of US$145 an ounce. At year-end 2000, the company had gold reserves of 58.5 million ounces.

     Barrick and Homestake will be hosting a joint conference call/webcast to discuss the merger plan at 11:00 am EDT today. To join the call:

                North American callers dial: 1-888-368-4536
                Overseas callers dial: 416-641-6702

     To join the webcast please visit www.barrick.com or www.homestake.com.

     Barrick's shares trade under the ticker symbol ABX on the Toronto, New York, London and Swiss Stock Exchanges and the Paris Bourse. Homestake's shares trade on the New York and Swiss Stock Exchanges (HM) and the Australian Stock Exchange (HSM). Homestake Canada Inc. exchangeable shares (HCX), which are exchangeable into Homestake's common shares at any time, are listed on the Toronto Stock Exchange.


Certain statements included herein, including those regarding production, realized gold prices and costs, constitute "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by those forward looking statements. These risks, uncertainties and other factors include, but are not limited to, political events, changes in the worldwide price of gold or certain other commodities, currency fluctuations and other general economic conditions, labour relations, timing of permits and other governmental approvals and requirements, changes in expected operating conditions, lower than expected ore grades, unexpected ground and mining conditions, availability and cost of materials and equipment, and risks generally inherent in the exploration, development and mining business. These factors are discussed in greater detail in Barrick Gold Corporation's "Management's Discussion and Analysis of Financial and Operating Results" and Annual Information Form for the year ended December 31, 2000, on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities, and in Homestake Mining Company's 10-K Report for the year ended December 31, 2000, on file with the U.S. Securities and Exchange Commission.



Investor Contact:
Richard Young
Vice President,
Investor Relations
Tel (416) 307-7431
Fax (416) 861-0727

Media Contact:
Vincent Borg
Vice President,
Corporate
Communications
Tel (416) 307-7477
Fax (416) 861-1509

Internet:
http://www.barrick.com
Investor Contact
Homestake:
Igor Levental
Vice President,
Investor Relations
Tel (925) 817-1369
Fax (925) 746-0563

Internet:
http://www.homestake.com

Barrick Gold Corporation
Royal Bank Plaza
South Tower, Suite 2700
Toronto, Canada
M5J 2J3


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                       FACT SHEET: Pro-Forma Combination

                                                   Homestake        Barrick          HM+ABX
                                                 Stand-Alone      Stand-Alone       Combined
SHARES OUTSTANDING (millions)                        263.3           396.0            535.5
SHARE PRICE (June 22, 2001 close US$)                 $6.65          $16.43           $16.43
PREMIUM                                              30.9%
EFFECTIVE SHARE PRICE                                 $8.71          $16.43           $16.43
EXCHANGE RATIO (Barrick per Homestake share)         0.530
MARKET CAPITALIZATION (US$millions)                   1,751          6,506            8,799

MINEABLE RESERVES (millions of oz.)                   20.8            58.5             79.3
CONTRIBUTION                                           26%             74%             100%

2000 PRO-FORMA:
PRODUCTION (thousands of oz.)                        2,206           3,744            5,950
CONTRIBUTION                                           37%             63%             100%
   TOTAL CASH COST                                     174             145              156
   TOTAL PRODUCTION COST                               239             204              217
(US$millions):
LONG TERM DEBT                                         225             676              901
CASH & Equivalents                                     193             623              816
NET DEBT                                                32              53               85
SHAREHOLDERS' EQUITY                                   609           3,023            3,632
% DEBT OF TOTAL CAPITALIZATION                         27%             18%              20%

SHAREHOLDING                                           26%             74%             100%

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